PRESS RELEASE

For release:	October 29, 2015

Contact:	Media
Stephen Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Share Redemption:

Dublin, Ireland (October 29, 2015) – Global Indemnity plc (NASDAQ: GBLI) announced today that it agreed to redeem 8,260,870 of its ordinary shares for $190 million in the aggregate from affiliates of Fox Paine & Company, LLC. The parties anticipate that the redemption will close by November 6, 2015. Global Indemnity also acquired rights (expiring year end 2019) to redeem an additional 3,376,561 Ordinary Shares for $77,660,903 (which amount is subject to an annual adjustment). The Company is in discussions with affiliates of Fox Paine to acquire rights to redeem a further 1,146,716 ordinary shares on the same terms as the 3,376,561 share redemption rights. After giving effect to the share redemptions and regardless of whether or not the additional redemption rights are exercised, affiliates of Fox Paine will continue to have the ability to cast a majority of votes on matters submitted to Global Indemnity shareholders for approval.

Third Quarter 2015 Financial Results Update:

Global Indemnity today announced net income for the nine months ending September 30, 2015 is anticipated to be approximately $14 million versus $51.8 million for the comparable 2014 period. Net loss for the three months ending September 30, 2015 is anticipated to be approximately $4 million (primarily due to claims related to the recent California wildfires, as well as $10.8 million of capital losses) compared to net income of $9.8 million for the 2014 comparable period. Shareholders’ equity is expected to be approximately $922 million at September 30, 2015.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Forward-looking statements generally relate to future events or Global Indemnity’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Global Indemnity’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, Global Indemnity’s net income, net loss, and shareholder’s equity. The preliminary financial information provided in this press release is based on management’s initial review of operations for the quarter and is subject to Global Indemnity’s normal quarter-end accounting review and the review by Global Indemnity’s independent registered public accounting firm. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that Global Indemnity’s preliminary results could be adjusted or otherwise change after Global Indemnity’s normal quarter-end accounting review and the review by Global Indemnity’s independent registered public accounting firm, the risk that Global Indemnity experiences expenses that exceed its expectations, the risk that the demand for Global Indemnity’s products and services could differ from expectations due to factors including changes in business and economic conditions, the risk that results could be affected by litigation or other regulatory matters, the risk that gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in the fair value of derivative instruments, the risk that there may be difficulties in integrating the businesses of American Reliable, which could result in a failure to realize the potential benefits of the acquisition, the risk that the transaction proves disruptive to the operations of American Reliable or Global Indemnity, and the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.